EXHIBIT 99.1

Latham Group, Inc. Reports Second Quarter Fiscal 2022 Financial Results

Delivers Second Quarter Year-over-Year Net Sales Growth of 14.3%

Repurchased 2 Million Shares for $15 million During the Second Quarter; $85 Million Remaining Under the Existing Authorization

Updates Fiscal 2022 Guidance

LATHAM, N.Y. – August 11, 2022– Latham Group, Inc. (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand, today announced financial results for the second quarter of its fiscal year 2022 ended July 2, 2022.

Second Quarter Fiscal 2022 Highlights:

•	Net sales of $206.8 million, up 14.3% year-over-year
•	Net income of $4.3 million versus net loss of $53.6 million in the prior year period, representing a 2.1% net income margin
•	Adjusted EBITDA of $48.7 million, up 13.5% year-over-year, representing a 23.5% Adjusted EBITDA margin

Six Months Fiscal 2022 Highlights:

•	Net sales of $398.4 million, up 20.9% year-over-year
•	Net income of $1.5 million versus net loss of $45.1 million in the prior year period, representing a 0.4% net income margin
•	Adjusted EBITDA of $96.6 million, up 26.5% year-over-year, representing a 24.2% Adjusted EBITDA margin

“We are pleased to deliver another strong quarter of net sales and Adjusted EBITDA growth, driven by demand for fiberglass pools as well as our cover and liner products. During the second quarter, we drove continued operational improvements, including increased North American fiberglass production, enhanced service levels and improved lead times, demonstrating the resiliency of our business. While we feel good about our first half fiscal 2022 results and the overall state of the business, the dynamic macro-economic environment, coupled with unseasonably wet weather in the second quarter, has resulted in softness in our in-ground swimming pool category, primarily our packaged pools products,” commented Scott Rajeski, President and Chief Executive Officer of Latham.

Mr. Rajeski continued, “That said, we are confident in our ability to deliver strong growth in the back half of the year. The dynamics of the large outdoor repair and remodel market remain attractive. We continue to drive consumer demand as we advance material conversion to fiberglass, which is underscored by our robust fiberglass backlog. Our branding and digital initiatives remain a key differentiator for us as we leverage our unique direct-to-consumer model, lead generation capabilities and exclusive dealer network to bolster our order pipeline.”

Second Quarter Fiscal 2022 Results

Net sales for the second quarter of fiscal 2022 increased to $206.8 million, up $25.9 million or 14.3%, from $180.9 million in the prior year’s second quarter. The increase was primarily attributable to pricing actions to address inflation, partially offset by volume decreases, largely in packaged pools, which were impacted by destocking in the wholesale distribution channel as a result of the current macro-economic environment and more days of unseasonable weather in certain regions limiting installation days.

Gross profit for the second quarter of fiscal 2022 increased to $67.6 million, up $9.2 million or 15.9%, from $58.4 million in the prior year’s second quarter, primarily due to an increase in net sales and a $3.8 million decrease in non-cash stock-based compensation expense. Gross margin increased to 32.7%, up from 32.3% in the prior year period, driven by benefits from pricing actions to address inflation, benefits from the build of inventory and lower non-cash stock-based compensation expense, partially offset by negative fixed cost leverage due to investments to support future growth, including fiberglass capacity expansion initiatives.

Selling, general, and administrative expenses (“SG&A”) decreased to $41.8 million from $95.3 million in the second quarter of 2021, driven primarily by a $55.3 million decrease in non-cash stock-based compensation expense as well as the absence of costs incurred in the prior year as a result of going public. These were partially offset by an increase in wages and related expenses. SG&A as a percentage of net sales decreased to 20.2% from 52.7%.

Net income was $4.3 million, or $0.04 per share compared to a net loss of $53.6 million, or ($0.49) per share, for the prior year’s second quarter, driven primarily by the reduction in non-cash stock-based compensation. Net income margin was 2.1%, compared to a net loss margin of 29.6% for the second quarter of fiscal 2021.

Adjusted EBITDA for the second quarter of fiscal 2022 was $48.7 million, up $5.9 million or 13.5%, from $42.8 million in the prior year’s second quarter primarily due to the increase in net sales, as well as the other factors described above. Adjusted EBITDA margin decreased to 23.5% from 23.7% for the prior year period.

Six Months Fiscal 2022 Highlights

Net sales for the six months ended July 2, 2022 increased to $398.4 million, up 68.8 million or 20.9%, from $329.6 million for the six months ended July 3, 2021. The increase was primarily attributable to pricing actions to address inflation.

Gross profit for the six months ended July 2, 2022, increased to $138.3 million, up $27.5 million or 24.8% from $110.8 million for the prior year period. Gross margin for the six months ended July 2, 2022 increased to 34.7%, compared to 33.6% for the prior year period primarily driven by pricing actions to address inflation, benefits from the build of inventory and lower non-cash stock-based compensation expense partially offset by negative fixed cost leverage due to investments to support future growth.

Selling, general and administrative expenses decreased to $87.0 million from $122.5 million in the six months ended July 3, 2021, driven primarily by a $41.0 million decrease in non-cash stock-based compensation expense, partially offset by an increase in ongoing public company costs, an increase in wages and related expenses. SG&A as a percent of sales decreased to 21.8% from 37.2%.

Net income was $1.5 million, or $0.01 per share, for the six months ended July 2, 2022, as compared to a net loss of $45.1 million, or ($0.41) per share, in the prior year period. Net income margin was 0.4% for the six months ended July 2, 2022, as compared to a net loss margin of 13.7% for the prior year period.

Adjusted EBITDA for the six months ended July 2, 2022 was $96.6 million, up $20.2 million or 26.5%, from $76.4 million for the six months ended July 3, 2021. Adjusted EBITDA margin for the six months ended July 2, 2022 increased 100 bps to 24.2% from 23.2% for the prior year period.

Balance Sheet, Cash Flow and Liquidity

As of July 2, 2022, the Company had cash of $25.2 million, $75 million undrawn on its revolving credit facility, and total debt of $313.7 million.

During the second quarter of fiscal 2022, the Company repurchased 2 million shares of Common Stock totaling $15 million. As of July 2, 2022, $85 million remains under the existing share repurchase authorization.

Net cash used in operating activities was $15.1 million for the six months ended July 2, 2022 compared to $14.1 million provided in the prior year period.

Capital expenditures totaled $10.1 million in the second quarter of fiscal 2022 compared to $8.4 million in the second quarter of fiscal 2021. The increase in capital spending was primarily related to its fiberglass capacity expansion initiatives. Capital expenditures totaled $16.8 million in the six months ended July 2, 2022 compared to $13.0 million in the prior year period.

Fiscal 2022 Outlook

Latham is revising its full year fiscal 2022 guidance for net sales, adjusted EBITDA, and capital expenditures. The updated financial outlook reflects the Company’s first half fiscal 2022 actual results; lower than expected in-ground pool sales, primarily driven by softness in packaged pools due to distribution channel inventory reduction and weather impact on installation schedules; robust fiberglass pool sales growth and strong performance in liners and covers categories; as well as ongoing continued execution of its strategic initiatives, including efforts to drive education and awareness of fiberglass led by the differentiated direct-to-consumer model.

	Updated Outlook		Prior Outlook
Metric	Low	High	Low	High
Net Sales	$750 million	$770 million	$850 million	$880 million
Adjusted EBITDA[1]	$165 million	$175 million	$185 million	$205 million
Capital Expenditures	$40 million	$50 million	$45 million	$60 million

1A reconciliation of Latham’s projected Adjusted EBITDA to net income for fiscal 2022 is not available due to uncertainty related to our future income tax expense.

Conference Call Details

Latham will hold a conference call to discuss its second quarter 2022 financial results today, August 11, 2022, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10168421/f376c3739f. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 5076211. The replay will be available through August 25, 2022.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of over 2,000 employees across over 30 facilities.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures, and as a performance measure in certain employee incentive programs. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that are non-cash items or which we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) other, (xii) underwriting fees related to offering of common stock, (xiii) Odessa fire and (xiv) IPO costs.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash equity compensation, which will remain a key element of our overall equity-based compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic and inflation; the impact of the war between the Russian Federation and Ukraine, including the impact of sanctions imposed by Western governments; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; the impact of weather on the Company’s business; the Company’s ability to attract new customers and retain existing customers, including the ability to generate additional potential sales leads for our dealers and the ability to convert leads generated into ultimate sales of products to consumers; the Company’s ability to sustain further growth and to manage it effectively; the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; product quality issues; the Company’s ability to successfully defend litigation brought against the Company; the Company’s ability to adequately obtain, maintain, protect and enforce the Company’s intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability; security breaches, cyber-attacks and other interruptions to the Company’s and the Company’s third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents; risk of increased regulation of the Company’s operations, particularly related to environmental laws; fluctuations in our operating results; inability to compete successfully against current and future competitors; and other risks, uncertainties and factors described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

Nicole Briguet & Lauren Grama

Edelman for Latham

latham@edelman.com

Media Contact:
Jeff Anzulewicz
jeffanzulewicz@lathampool.com

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$206,800	$180,889	$398,414	$329,635
Cost of sales	139,193	122,534	260,153	218,840
Gross profit	67,607	58,355	138,261	110,795
Selling, general and administrative expense	41,804	95,288	87,029	122,460
Underwriting fees related to offering of common stock	–	–	11,437	–
Amortization	7,156	5,479	14,348	11,074
Income (loss) from operations	18,647	(42,412)	25,447	(22,739)
Other expense (income):
Interest expense	3,164	7,516	4,929	16,572
Loss on extinguishment of debt	–	–	3,465	–
Other expense (income), net	917	(794)	562	(1,349)
Total other expense, net	4,081	6,722	8,956	15,223
Earnings from equity method investment	720	754	1,262	998
Income (loss) before income taxes	15,286	(48,380)	17,753	(36,964)
Income tax expense	10,983	5,218	16,290	8,101
Net income (loss)	$4,303	$(53,598)	$1,463	$(45,065)
Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$(0.49)	$0.01	$(0.41)
Diluted	$0.04	$(0.49)	$0.01	$(0.41)
Weighted-average common shares outstanding – basic and diluted
Basic	113,692,160	109,163,698	113,695,354	109,115,991
Diluted	115,384,273	109,163,698	115,698,368	109,115,991

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 2,	December 31,
	2022	2021
Assets
Current assets:
Cash	$25,220	$43,952
Trade receivables, net	104,704	60,753
Inventories, net	161,919	109,556
Income tax receivable	5,388	4,039
Prepaid expenses and other current assets	9,888	10,766
Total current assets	307,119	229,066
Property and equipment, net	74,831	63,506
Equity method investment	24,624	23,362
Deferred tax assets	9,796	10,603
Operating lease right-of-use assets	35,470	–
Goodwill	128,628	128,871
Intangible assets, net	323,024	338,310
Other assets	5,728	765
Total assets	$909,220	$794,483
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$53,830	$37,998
Accounts payable – related party	900	850
Current maturities of long-term debt	3,250	17,220
Current operating lease liabilities	6,641	–
Accrued expenses and other current liabilities	59,849	59,097
Total current liabilities	124,470	115,165
Long-term debt, net of discount, debt issuance costs and current portion	310,471	263,188
Deferred income tax liabilities, net	56,343	56,343
Liability for uncertain tax positions	5,790	5,689
Non-current operating lease liabilities	29,550	–
Other long-term liabilities	685	453
Total liabilities	527,309	440,838
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both July 2, 2022 and December 31, 2021; no shares issued and outstanding as of both July 2, 2022 and December 31, 2021	–	–
Common stock, $0.0001 par value; 900,000,000 shares authorized as of July 2, 2022 and December 31, 2021; 117,547,558 and 119,445,611 shares issued and outstanding, as of July 2, 2022 and December 31, 2021, respectively	12	12
Additional paid-in capital	431,637	401,846
Accumulated deficit	(47,411)	(48,583)
Accumulated other comprehensive (loss) income	(2,327)	370
Total stockholders’ equity	381,911	353,645
Total liabilities and stockholders’ equity	$909,220	$794,483

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Two Fiscal Quarters Ended
	July 2,	July 3,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$1,463	$(45,065)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	19,274	15,670
Amortization of deferred financing costs and debt discount	709	5,698
Stock-based compensation expense	33,354	76,975
Underwriting fees related to offering of common stock	11,437	–
Loss on extinguishment of debt	3,465	–
Other non-cash, net	2,648	1,041
Earnings from equity method investment	(1,262)	(998)
Distributions received from equity method investment	–	998
Changes in operating assets and liabilities:
Trade receivables	(45,696)	(44,472)
Inventories	(53,182)	(9,455)
Prepaid expenses and other current assets	759	(3,680)
Income tax receivable	(1,349)	(75)
Other assets	(375)	830
Accounts payable	15,865	11,007
Accrued expenses and other current liabilities	(2,428)	5,551
Other long-term liabilities	232	113
Net cash (used in) provided by operating activities	(15,086)	14,138
Cash flows from investing activities:
Purchases of property and equipment	(16,750)	(12,967)
Proceeds from the sale of property and equipment	23	16
Acquisitions of businesses, net of cash acquired	(384)	–
Return of equity method investment	–	108
Net cash used in investing activities	(17,111)	(12,843)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	320,125	172,813
Payments on long-term debt borrowings	(284,822)	(161,275)
Proceeds from borrowings on revolving credit facilities	25,000	16,000
Payments on revolving credit facilities	(25,000)	(16,000)
Deferred financing fees paid	(6,865)	(1,250)
Dividend to Class A unitholders	–	(110,033)
Proceeds from sale of common stock	257,663	–
Proceeds from initial public offering, net of underwriting discounts, commissions, and offering costs	–	399,264
Repurchases and retirements of common stock	(272,663)	(281,638)
Net cash provided by financing activities	13,438	17,881
Effect of exchange rate changes on cash	27	(1,969)
Net (decrease) increase in cash	(18,732)	17,207
Cash at beginning of period	43,952	59,310
Cash at end of period	$25,220	$76,517
Supplemental cash flow information:
Cash paid for interest	$5,080	$10,267
Income taxes paid, net	13,353	6,751
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$990	$530
Capitalized internal-use software included in accounts payable – related party	900	1,350
Right-of-use operating assets obtained in exchange for lease liabilities	39,501	–

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	(dollars in thousands)
Net income (loss)	$4,303	$(53,598)	$1,463	$(45,065)
Depreciation and amortization	9,780	7,770	19,274	15,670
Interest expense	3,164	7,516	4,929	16,572
Income tax expense	10,983	5,218	16,290	8,101
Loss on sale and disposal of property and equipment	124	22	124	187
Restructuring charges(a)	106	36	119	407
Stock-based compensation (b)	16,429	75,511	33,354	76,975
Unrealized (gains) losses on foreign currency transactions(c)	1,718	(731)	1,714	(792)
Strategic initiative costs(d)	669	376	2,487	376
Acquisition and integration related costs(e)	–	4	257	72
Loss on extinguishment of debt(f)	–	–	3,465	–
Other(g)	(146)	(355)	179	(91)
Underwriting fees related to offering of common stock(h)	–	–	11,437	–
Odessa fire(i)	1,523	–	1,523	–
IPO Costs(j)	–	1,079	–	3,956
Adjusted EBITDA	$48,653	$42,848	$96,615	$76,368
Net sales	$206,800	$180,889	$398,414	$329,635
Net income (loss) margin	2.1%	(29.6%)	0.4%	(13.7%)
Adjusted EBITDA margin	23.5%	23.7%	24.2%	23.2%

(a) Represents severance and other costs for our executive management changes.

(b) Represents non-cash stock-based compensation expense.

(c) Represents unrealized foreign currency transaction (gains) and losses associated with our international subsidiaries.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisition of Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Represents the loss on extinguishment of debt in connection with our refinancing.

(g) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisitions of GLI and Radiant, which are amortized through cost of sales in the condensed consolidated statements of operations, and (iii) other items.

(h) Represents underwriting fees related to our offering of common stock which was completed in January 2022.

(i) Represents costs incurred related to a production facility fire in Odessa, Texas

(j)These expenses are primarily composed of legal, accounting and professional fees incurred in connection with our initial public offering that are not capitalizable, which are included within selling, general and administrative expense.